Exhibit 99.1
[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

July 12, 2010	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE

THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES INCREASE IN EARNINGS FOR THE SIX AND THREE MONTH PERIODS ENDED JUNE 30, 2010

Glen Head, New York, July 12, 2010 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC) earned $1.31 per share for the first half of 2010, an increase of $.30, or 29.7%, over $1.01 per share earned in the same period last year.  Net income increased by $2,287,000, or 31.2%, from $7,336,000 for the first half of 2009 to $9,623,000 for the current six month period.  Returns on average assets (ROA) and equity (ROE) were 1.19% and 15.90%, respectively, for the first six months of 2010 as compared to 1.14% and 13.85% for the same period last year.  Earnings for the second quarter of 2010 were $.68 per share versus $.63 per share for the first quarter.  The increase for the quarter is primarily attributable to an increase in gains on sales of securities of $587,000 which contributed $.05 to per share earnings.

Earnings for the first half of 2010 grew primarily due to growth in loans and tax-exempt securities and, to a much lesser extent, growth in taxable securities.  Loan growth occurred as part of management’s efforts to improve the Bank’s current and future earnings prospects by making loans a larger portion of the overall balance sheet. The Bank was able to increase the size of its tax-exempt securities portfolio at what management believes to be attractive yields and, because of a provision in the American Recovery and Reinvestment Act of 2009, without the usual limitations imposed by the federal alternative minimum tax.  The growth in taxable securities was principally in short duration mortgage securities that are full faith and credit obligations of the U.S. government.  While not a significant contributor to current earnings, management believes that these securities enhance the Bank’s liquidity position and will protect the Bank’s earnings in the event of an increase in interest rates.  Also contributing to earnings growth was a $772,000 increase in gains on sales of available-for-sale securities and the fact that the second quarter of 2009 included an FDIC special assessment of $647,000.  The proceeds of the sales made in 2010, which amounted to $78.5 million, were used to repay overnight borrowings.  Because the after tax impact of the gains increased the Bank’s total capital and the repayment of borrowings reduced the overall size of the Bank’s balance sheet, the Bank’s Tier 1 leverage capital ratio improved.  The repayment of overnight borrowings should also serve to reduce the potential adverse impact of an increase in interest rates.

When comparing average balances for the first half of 2010 to the same period last year, total loans grew by $177.9 million, or 26.6%, tax-exempt securities grew by $64.3 million, or 40.4%, and taxable securities grew by $90.8 million, or 22.9%.  Growth in these asset categories was funded primarily with an increase in average total deposits of $312.1 million, or 31.6%.  The loan growth principally occurred in what management considers to be lower risk loan categories, including multifamily commercial mortgages, owner occupied commercial mortgages, and first lien residential mortgages having terms generally between ten and fifteen years.  By contrast, management considers construction and land development loans and unsecured loans to individuals to be high risk and has purposely not grown these categories.  With respect to deposit growth, significant contributing factors were new branch openings and expansion of existing branches, deposit rate promotions, development of new commercial lending relationships, competitively priced deposit products and what is believed to be a high level of customer service.

The positive impact on earnings of the factors previously described was partially offset by a $1.5 million increase in the provision for loan losses.  The elevated provision for the first six months of this year is primarily attributable to management’s current assessment of national and local economic conditions.  The provision for the first six months of last year was driven down by the reversal of previously established impairment reserves amounting to $300,000.  The Bank’s allowance for loan losses at June 30, 2010 was $11.9 million, or 1.38% of gross loans, compared to $10.3 million, or 1.25% of gross loans, at year-end 2009.  Going forward, management will continue to carefully assess the adequacy of the Bank’s allowance for loan losses in light of a variety of factors including national and local economic conditions and the specific composition and characteristics of the Bank’s loan portfolio.  Depending on this assessment, and even if there is no significant increase in identified problem loans, management may continue to increase the Bank’s allowance for loan losses relative to gross loans.

The credit quality of the Bank’s loan portfolio remains excellent as evidenced by, among other things, a very low level of delinquent loans.  Total delinquent loans amounted to $2.8 million at June 30, 2010, comprised of four obligors with loans past due 30 to 89 days totaling $1.0 million and two obligors with nonaccrual loans totaling $1.8 million.  The credit quality of the Bank’s securities portfolio also remains excellent.  All of the Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and almost all of these securities and underlying mortgages are full faith and credit obligations of the U.S. government.  The remainder of the Bank’s securities portfolio consists principally of municipal securities rated A or better by major rating agencies.

The Bank’s Tier 1 leverage capital ratio trended down in 2009 and during the first quarter of 2010 due to significant growth in its balance sheet over the last two calendar years.  In the second quarter of this year, the Bank’s Tier 1 leverage capital ratio increased from 6.98% to 7.49% due to a reduction in the overall size of its balance sheet, continued accumulation of earnings and management’s decision not to repurchase shares under the Corporation’s share repurchase program.  The balance sheet reduction was accomplished by being less aggressive in pricing and promoting deposits and using a significant portion of the cash flows from the Bank’s securities portfolio to repay overnight borrowings rather than to originate loans or purchase securities.  Management believes that it is prudent to further strengthen the Bank’s Tier 1 leverage capital ratio in light of the unfavorable economic climate and its future growth plans.  In this regard, the Corporation has registered $60 million of its common stock on a shelf registration statement to enable it to raise capital through the sale of common stock if and when deemed appropriate.  In addition to any sale of common stock, management may employ a variety of other tactics to maintain or grow the Bank’s capital position which could include, among others, moderating its growth, deviating from the Corporation’s historical dividend trend or selling capital instruments other than common stock.

During the first half of this year, the Bank opened four full service branches on Long Island in the towns of Sea Cliff, Cold Spring Harbor, East Meadow and Bellmore.  In 2011, the Bank plans to open full service branches in Point Lookout and Massapequa, Long Island.  Continued branch expansion in targeted markets on Long Island and in New York City remains a key long-term strategic initiative.

BALANCE SHEET INFORMATION

	6/30/10	12/31/09
	(in thousands)

Total Assets	$1,598,287	$1,675,169

Loans:
Commercial and industrial	45,602	48,891
Secured by real estate:
Commercial mortgages	411,786	409,681
Residential mortgages	286,062	248,888
Home equity	108,170	109,010
Construction and land development	3,000	3,050
Other	6,507	5,763
	861,127	825,283
Net deferred loan origination costs	2,504	2,383
	863,631	827,666
Allowance for loan losses	(11,940)	(10,346)
	851,691	817,320
Investment Securities:
U.S. government agencies	5,209	5,008
State and municipals	234,274	212,388
Pass-through mortgage securities	98,090	143,304
Collateralized mortgage obligations	322,208	407,073
	659,781	767,773
Deposits:
Checking	372,326	333,853
Savings and money market	635,406	634,913
Time, $100,000 and over	176,319	216,999
Time, other	89,227	91,785
	1,273,278	1,277,550

Borrowed Funds	185,840	273,407

Stockholders' Equity	127,952	116,462

INCOME STATEMENT INFORMATION

	Six Months Ended		Three Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
	(dollars in thousands, except per share data)

Net Interest Income	$27,418	$22,612	$13,789	$11,021
Provision For Loan Losses	1,598	106	820	274
Net Interest Income After Loan
Loss Provision	25,820	22,506	12,969	10,747

Gains on Sales of Securities	1,719	947	1,153	947
Other Noninterest Income	3,162	3,151	1,567	1,575
Noninterest Expense	17,932	17,207	8,955	8,948
Income Before Income Taxes	12,769	9,397	6,734	4,321
Income Tax Expense	3,146	2,061	1,716	913
Net Income	$9,623	$7,336	$5,018	$3,408

Earnings Per Share:
Basic	$1.33	$1.02	$.69	$.47
Diluted	$1.31	$1.01	$.68	$.47

Cash Dividends Declared Per Share	$.40	$.36	$.20	$.18

ROA	1.19%	1.14%	1.25%	1.01%
ROE	15.90%	13.85%	16.23%	12.59%
Net Interest Margin	3.86%	4.01%	3.93%	3.82%

ASSET QUALITY INFORMATION

	6/30/10	12/31/09
	(dollars in thousands)
Past Due Loans:
Past due 30 through 89 days and still accruing	$973	$2,057
Past due 90 days or more and still accruing	-	-
Nonaccrual loans	1,799	432
Troubled debt restructurings	665	200
Foreclosed real estate	-	-
	$3,437	$2,689

Allowance for Loan Losses:
Amount	$11,940	$10,346
Percentage of total loans	1.38%	1.25%
Multiple of nonperforming loans	6.6	23.9

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may”, “expect”, “could”, “should”, “would” or “believe.”  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s Form 10-Q for the quarterly period ended June 30, 2010.  The Form 10-Q will be available on or before August 9, 2010 and can be obtained from our Finance Department located at 10 Glen Head Road, Glen Head, New York 11545, or you can access the Form 10-Q by going to our website at www.fnbli.com.